Exhibit 99.1

Evolution Petroleum Corporation

Majority Voting Policy for Directors

October 11, 2012

Any nonemployee nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

The Nominating and Corporate Governance Committee, no later than sixty (60) days following such tender, will consider the tendered resignation and recommend to the Board whether to accept or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes.  In making this recommendation, the Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why shareholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of the Company and its shareholders.

The Board will act on the Committee’s recommendation no later than at its first regularly scheduled meeting following the recommendation of the Nominating and Corporate Governance Committee, but in any case, no later than 120 days following the certification of the shareholder vote.  In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant.  The Company will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with the Securities and Exchange Commission.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.  However, such director shall remain active and engaged in all other Committee and Board activities, deliberations and decisions during this Committee and Board process.

If a majority of the members of the Committee receive a Majority Withheld Vote at the same election, then the Committee will appoint a Board committee composed of two or more directors that are either not subject to this policy or who did not receive a Majority Withheld Vote at the same election (the “Temporary Committee”) solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.  If the only directors that qualify for the Temporary Committee constitute two or fewer directors, then all directors may participate in the Board consideration regarding whether or not to accept the tendered resignations.

This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Company.